Exhibit 10.11

SUPPLEMENTAL AGREEMENT NO.

To

Master Geophysical Data Acquisition Agreement

Dated:

Between              (“Company”) and

Dawson Geophysical Company (“Contractor”)

1.	GENERAL

All geophysical operations conducted by Contractor will be performed in accordance with the terms and conditions of this Supplemental Agreement (the “Supplement”) and the Master Geophysical Data Acquisition Agreement referenced above (the “Master Agreement”).

Contractor shall render Services described herein, and Company will compensate Contractor at rates specified herein. This Survey will consist of the acquisition of approximately          square miles of 3-D seismic data across lands located on the              as directed by Company (the “Project”).

2.	EQUIPMENT AND PERSONNEL

Surveying

Trimble R8 GNSS and Leica Geosystems System 1200 or Viva receivers for static control and RTK with GPSeismic software for data reduction to SEG P-3 or SEG P-1 and output.

Recording

OYO GSR, ARAM Aries and/or I/O RSR recording system 5,000+/- recording channels @ 2-millisecond sample rate with 6-geophones per group.

Energy Source

HEMI 60 or Mertz Model M26HD 623B or I/O AHV-IV vibrators operating with Pelton Advance II and/or Vib-Pro sweep control electronics, Dawson GPS and/or TigerNav positioning for the vibrators and DR servo valve enhancement, subject to crew availability.

Basic Crew Personnel

•	One party manager with 4x4 pickup truck

•	One assistant party manager with 4x4 pickup truck

•	One observer with 4x4 pickup truck

•	One assistant observer

•	Up to Twenty-one recording helpers with one personnel carrier

•	Six vibrator operators

•	One mechanic

3.	RECORDING PARAMETERS

            -active-channel recording

            -foot geophone intervals

            -foot receiver line spacing

            -foot source intervals

            -source line interval

            -sweeps per source point

            -second sweep

            -second listen time

            -geophones per trace

             ms. sample interval

Record              lines of              (            ) active channels per source point

Conventional cross line roll on roll off

             ft. x              ft. bin size

4.	COMPENSATION

Turnkey rate for acquisition, per sq. mi of surface coverage	$	USD
Turnkey rate for processing, per sq. mi of surface coverage	$	USD
Stand-by and experimental rate, per hour	$	USD

Note: Source points that are skipped and cannot be made up at another location will be computed in the mileage compensation. Additional source points, if any, above the totals reflected in Section 3 above, will be charged for on a prorated basis.

INVOICING

Invoices shall be payable by Company as provided in Clause 13 of the Master Agreement. All invoices permitted and required under the terms of this Supplement, shall be sent to the Company at the following address:

Company Name:
Attention:
Address:

Contact Phone Number:

5.	REIMBURSABLE ITEMS

In addition to the compensation set forth in Section 4 above, Company shall reimburse, as required, Contractor for the following:

A.	Any Company approved permit fees, and all permit related costs including: fees paid to landowners, leaseholders; and federal, state and local authorities by Contractor.

B.	If requested by Company, cost of Permit Agent/line clearance supervisor and Vehicle/s used in securing permits for lines or portions thereof (also applicable if any lines permitted are subsequently abandoned, at Company’s request, without completing seismic recording operations) (Per Agent/Per Day)

C.	Notwithstanding anything to the contrary contained in the Clause 8 of the Master Agreement, damages or claims for damages to land as well as to crops and other flora, livestock, fences, buildings, water wells and other structures in or on the land, where such damages have resulted from prudently conducted operations and are not attributable to negligence or other fault on the part of Contractor or its employees.

D.	Subject to the approval of Company, the cost of any specialized equipment that may be required to gain access to areas which, due to the nature of the terrain, oil field H2S requirements or permit requirements, are inaccessible to normal crew equipment, the trucking and use of such equipment for such activities as line clearance and/or dozing (including any snow plowing/removal) equipment.

E.	Cost of non-standard source and receiver line surveying requirements.

F.	(Optional) As a result of the potential shortage of subcontractors for this Project, although Contractor will endeavor to use those subcontractors that have offered the most attractive pricing and availability utilized in determining pricing for this Project, if subcontractors used on this Project require compensation that exceed that used in determining pricing of this Project, then Company will be responsible for those excess costs. Contractor will secure prior Company approval for any excessive compensation.

G.	Damage to Contractor’s equipment caused by livestock or wildlife/varmints/rodents, such repair costs will be shared by Contractor and Company.

H.	All costs associated with fence and gate building for vibrator access, as required.

I.	All costs associated with H2S monitoring and air pack equipment, if required.

J.	Any special services such as water well testing, archeological, ecological, environmental and particle motion monitoring services as required.

K.	Possible environmental and/or reclamation services if required will be invoiced as a third party.

L.	GPS line clearance and reclamation services as required.

M.	Bitter weed washing services of field equipment as required by land owners.

N.	Highway permits secured in order to mobilize the vibrators to the prospect will be invoiced as a third party charge.

O.	Any applicable sales, use or value added taxes, State mandated trucking permits, duties, levies or fees on Contractor’s Services.

P.	Rental of required safety equipment (such as H2S detectors, pipeline detectors, etc.), and/or services requested by Company.

6.	ITEMS TO BE FURNISHED BY COMPANY

Program Maps

Company shall furnish Contractor with a copy of all signed permit and preplot maps of suitable scale to permit advance logistical planning, program assignment and survey tract identification and construction of shot point location maps.

7.	CONFLICTS

Any conflict between the terms of this Supplement and the Master Agreement shall be controlled by the terms of the Master Agreement unless any terms of the Master Agreement are specifically altered by the terms hereof.

8.	TERMINATION

This Supplement will terminate upon the completion of the Project or as provided for in the Master Agreement.

This Supplemental Agreement No.      is executed by the Parties as of the date shown above.

COMPANY	DAWSON GEOPHYSICAL COMPANY

By:	By:

Title:	Title:

Date:	Date: